Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: August 6, 2018
Investor Relations
CONTACT: Kelly Boyer
PHONE: 412-248-8287
Corporate Relations - Media
CONTACT: Lindsay Fennell
PHONE: 724-539-4933
KENNAMETAL ANNOUNCES STRONG FOURTH QUARTER AND FISCAL 2018 RESULTS; PROVIDES FISCAL 2019 OUTLOOK

–	Fourth quarter earnings per diluted share (EPS) of $0.83; adjusted EPS of $0.87

–	Strong improvement in operating leverage consistent with our expectations

–	Price realization in the quarter continued to outpace raw material cost inflation

–	End markets remain strong; quarterly sales growth of 14 percent and organic sales growth of 10 percent

–	Fiscal 2018 EPS of $2.42; adjusted EPS of $2.65 at the top end of outlook

–	Full year net cash flow from operating activities of $277 million; free operating cash flow (FOCF) of $121 million

–	Fiscal 2019 outlook for adjusted EPS of $2.90 to $3.20 and FOCF of $120 million to $140 million

–	Tariffs not currently expected to have a material effect on our sales projections or cost structure
PITTSBURGH, (August 6, 2018) – Kennametal Inc. (NYSE: KMT) today announced fourth quarter and fiscal 2018 results. For the fourth quarter, the company reported EPS of $0.83, compared with $0.30 the prior year quarter. The current quarter adjusted EPS was $0.87, compared with $0.56 in the prior year quarter. For fiscal 2018, the company reported EPS of $2.42, compared with $0.61 in the prior year. Adjusted EPS was $2.65 in the current year, compared with $1.52 in the prior year.
"I am encouraged by the strong results of the quarter, and the progress we have made on our growth and margin expansion initiatives this year," said Chris Rossi, Kennametal president and CEO. "Every business segment reported significant growth and profitability improvement, and we continue to see strong end market demand. The robust operating leverage is consistent with our expectations." Mr. Rossi continued, "We delivered 2018 results in-line with the multi-year profitability improvement plan we presented at our last Investor Day in December. And our fiscal 2019 plan is also on-track and represents another significant step forward in improved profitability for the company.”
This earnings release contains non-GAAP financial measures. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the tables that follow.
Fiscal 2018 Fourth Quarter Key Developments

•
Sales were $646 million compared with $565 million in the same quarter last year. Sales increased by 14 percent, driven by 10 percent organic growth, 3 percent favorable currency exchange impact and a 1 percent increase due to more business days. Sales grew in all segments, end markets and regions.

•
Total pre-tax restructuring and related charges were $6 million, or $0.07 per share, and incremental pre-tax benefits from restructuring initiatives compared to the prior year quarter were approximately $4 million. The charges are net of a $5 million gain from the sale of the Houston manufacturing facility, which was previously closed as part of our legacy restructuring programs. In association with our simplification initiative, the company recorded $8 million of restructuring and related charges in the Industrial segment. Annualized run-rate pre-tax savings of approximately $10 million are expected to be achieved in the first half of fiscal 2019 in connection with this initiative.

•
Operating income was $98 million, compared with $40 million in the same quarter last year. Adjusted operating income was $103 million, compared with $63 million in the prior year quarter. The increase in adjusted operating income was driven by organic sales growth, favorable mix, favorable currency exchange and incremental restructuring and modernization benefits, partially offset by higher raw material costs, higher variable compensation expense due to higher than expected operating results and more overtime costs. Price realization continued to outpace raw material cost inflation. Operating margin was 15.1 percent compared to 7.1 percent in the prior quarter. Adjusted operating margin was 16.0 percent in the current period compared to 11.2 percent in the prior quarter.

•
The reported effective tax rate (ETR) was 21.1 percent and the adjusted ETR was 22.1 percent. The difference between reported and adjusted ETRs is driven primarily by a discrete benefit of $2 million, or $0.03 per share, to record adjustments to the provisional toll tax associated with U.S. tax reform, partially offset by restructuring and related charges. For the prior year quarter, the reported ETR was 22.6 percent and the adjusted ETR was 16.8 percent. The change in the adjusted ETR year-over-year is primarily due to U.S. income in the prior year quarter not being tax-effected and current quarter U.S. income being tax-effected now that a valuation allowance is no longer recorded on U.S. deferred tax assets.

•	EPS was $0.83, compared with $0.30 in the prior year quarter. Adjusted EPS was $0.87 in the current quarter and $0.56 in the prior year quarter.

•
Net income attributable to Kennametal was $69 million compared with $25 million in the prior year quarter. Earnings before interest, taxes, depreciation and amortization (EBITDA) was $122 million, compared with $66 million in the prior year quarter. Adjusted EBITDA was $128 million in the current quarter and $89 million in the prior year quarter.

Enhanced Liquidity and Strengthened Financial Position

•
In June 2018, the company further enhanced liquidity and strengthened its financial position by issuing $300 million of 4.625 percent Senior Unsecured Notes due 2028. Net proceeds were used for redemption of our previously outstanding $400 million of 2.650 percent Senior Unsecured Notes due 2019 in July 2018.

•
The company entered into an amendment to the five-year, multi-currency, revolving credit facility. The amendment extends the tenor for a new five-year term to June 2023 and expands borrowing capacity from $600 million to $700 million. The prior facility was scheduled to mature in April 2021. The new facility has lower LIBOR borrowing margins and enhanced commercial terms.

Segment Developments for the Fiscal 2018 Fourth Quarter

•
Industrial sales of $349 million increased 16 percent from $300 million in the prior year quarter due to organic sales growth of 11 percent, favorable currency exchange of 4 percent and a 1 percent increase due to more business days.

•
Industrial operating income was $56 million compared to $21 million in the prior year period. Adjusted operating income was $65 million compared to $36 million in the prior year quarter, driven primarily by organic sales growth, favorable mix, favorable currency exchange and incremental restructuring benefits, partially offset by decreased manufacturing efficiency in part due to modernization efforts in progress and higher variable compensation expense due to higher than expected operating results. Industrial operating margin was 16.1 percent compared to 6.9 percent in the prior year quarter. Industrial adjusted operating margin was 18.5 percent compared to 11.9 percent in the prior year.

•
Widia sales of $53 million increased 12 percent from $47 million in the prior year quarter, driven by organic growth of 9 percent, favorable currency exchange of 2 percent and a 1 percent increase due to more business days.

•
Widia operating income was $2 million, compared to operating loss of $2 million in the prior year. Adjusted operating income was $2 million, compared with break-even adjusted operating results in the prior year quarter, primarily driven by organic sales growth, partially offset by unfavorable mix. Widia operating income margin was 3.5 percent compared to operating loss margin of 3.8 percent in the prior year quarter. Widia adjusted operating margin was 4.0 percent, compared to break even adjusted operating results in the prior year.

•
Infrastructure sales of $244 million increased 12 percent from $217 million in the prior year due to 9 percent organic sales growth, favorable currency exchange of 2 percent and a 1 percent increase due to more business days.

•
Infrastructure operating income was $40 million compared to $18 million in the prior year period. Adjusted operating income was $38 million compared to $24 million in the prior year quarter, driven primarily by organic sales growth, favorable mix and incremental restructuring and modernization benefits, partially offset by higher raw material costs and higher variable compensation expense due to higher than expected operating results. Infrastructure operating margin was 16.6 percent compared to 8.1 percent in the prior year quarter. Infrastructure adjusted operating margin was 15.4 percent compared to 11.0 percent in the prior year.

Fiscal 2018 Key Developments

•
Sales were $2,368 million, compared with $2,058 million last year. Sales increased by 15 percent, driven by organic sales growth of 12 percent and favorable currency exchange of 4 percent, partially offset by a 1 percent decrease due to fewer business days.

•	Combined restructuring programs delivered full fiscal 2018 year-over-year incremental savings of approximately $55 million.

•
Operating income was $308 million, compared with $113 million in the prior year. Adjusted operating income was $323 million, compared with $189 million in the prior year. Adjusted operating income increased primarily due to organic sales growth, incremental restructuring benefits, favorable mix and currency exchange and modernization benefits, partially offset by higher raw material costs, salary inflation and higher variable compensation expense due to higher than expected operating results. Operating margin was 13.0 percent in the current year compared to 5.5 percent in the prior year. Adjusted operating margin was 13.7 percent in the current year compared to 9.2 percent in the prior year.

•	EPS were $2.42 in the current year and $0.61 in the prior year. Adjusted EPS were $2.65 in the current year and $1.52 in the prior year.

•
Year-to-date net cash flow from operating activities was $277 million compared to $195 million in the prior year period. The company generated year-to-date free operating cash flow of $121 million compared with $82 million in the prior year. The increase in free operating cash flow was driven primarily by higher cash from operations before changes in certain other assets and liabilities and lower restructuring payments, offset partially by higher working capital and net capital expenditures.

Outlook
With regard to fiscal 2019, the company expects the strong end markets to continue, contributing to organic sales growth outlook to be in the range of 5 to 8 percent. The company is continuing initiatives in all three areas of focus - growth, simplification and modernization - contributing to expectations for adjusted EPS of $2.90 to $3.20 for the year, assuming an adjusted ETR in the range of 22 to 25 percent. Price realization is expected to continue to offset raw material cost inflation. Although the trade environment is evolving, the company does not currently expect tariffs to have a material effect on its sales or cost structure. FOCF expectations of $120 to $140 million for the year reflect progress on the company's initiatives in addition to working capital containment, along with anticipated capital spending of $240 to $260 million.

Dividend Declared
Kennametal also announced that its board of directors declared a quarterly cash dividend of $0.20 per share. The dividend is payable on August 28, 2018 to shareholders of record as of the close of business on August 16, 2018.

The company will discuss its fiscal 2018 fourth quarter and full year results in a live webcast at 8:00 a.m. Eastern Time Tuesday, August 7, 2018. This event will be broadcast live on the company’s website, www.kennametal.com. To access the webcast, select "About Us", “Investor Relations” and then “Events.”
Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for earnings, sales volumes, cash flow and capital expenditures for fiscal year 2019 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward-looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: economic recession; our ability to achieve all anticipated benefits of restructuring, simplification and modernization initiatives; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; potential for future goodwill and other intangible asset impairment charges; our ability to protect and defend our intellectual property; continuity of information technology infrastructure; competition; our ability to retain our management and employees; demands on management resources; availability and cost of the raw materials we use to manufacture our products; product liability claims; integrating acquisitions and achieving the expected savings and synergies; global or regional catastrophic events; demand for and market acceptance of our products; business divestitures; energy costs; commodity prices; labor relations; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
About Kennametal
Celebrating its 80th year as an industrial technology leader, Kennametal Inc. is a global industrial technology leader delivering productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 10,000 employees are helping customers in more than 60 countries stay competitive. Kennametal generated nearly $2.4 billion in revenues in fiscal 2018. Learn more at www.kennametal.com.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended June 30,		Twelve Months Ended June 30,
(in thousands, except per share amounts)	2018	2017	2018	2017
Sales	$646,119	$565,025	$2,367,853	$2,058,368
Cost of goods sold	410,825	384,736	1,535,561	1,400,661
Gross profit	235,294	180,289	832,292	657,707
Operating expense	129,022	115,359	498,152	463,167
Restructuring and asset impairment charges	5,073	20,788	11,907	65,018
Amortization of intangibles	3,640	3,912	14,668	16,578
Operating income	97,559	40,230	307,565	112,944
Interest expense	8,233	7,367	30,081	28,842
Other expense (income), net	396	(243)	2,443	2,227
Income before income taxes	88,930	33,106	275,041	81,875
Provision for income taxes	18,778	7,494	69,981	29,895
Net income	70,152	25,612	205,060	51,980
Less: Net income attributable to noncontrolling interests	1,624	969	4,880	2,842
Net income attributable to Kennametal	$68,528	$24,643	$200,180	$49,138
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREHOLDERS
Basic earnings per share	$0.84	$0.31	$2.45	$0.61
Diluted earnings per share	$0.83	$0.30	$2.42	$0.61
Dividends per share	$0.20	$0.20	$0.80	$0.80
Basic weighted average shares outstanding	81,837	80,746	81,544	80,351
Diluted weighted average shares outstanding	83,038	81,850	82,754	81,169

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	June 30, 2018	June 30, 2017
ASSETS
Cash and cash equivalents	$556,153	$190,629
Accounts receivable, net	401,290	380,425
Inventories	525,466	487,681
Other current assets	63,257	55,166
Total current assets	1,546,166	1,113,901
Property, plant and equipment, net	824,213	744,388
Goodwill and other intangible assets, net	478,270	491,894
Other assets	77,088	65,313
Total assets	$2,925,737	$2,415,496
LIABILITIES
Current maturities of long-term debt and capital leases, including notes payable	$400,200	$925
Accounts payable	221,903	215,722
Other current liabilities	264,428	244,831
Total current liabilities	886,531	461,478
Long-term debt and capital leases	591,505	694,991
Other liabilities	217,374	206,374
Total liabilities	1,695,410	1,362,843
KENNAMETAL SHAREHOLDERS’ EQUITY	1,194,325	1,017,294
NONCONTROLLING INTERESTS	36,002	35,359
Total liabilities and equity	$2,925,737	$2,415,496

SEGMENT DATA (UNAUDITED)	Three Months Ended June 30,		Twelve Months Ended June 30,
(in thousands)	2018	2017	2018	2017
Outside Sales:
Industrial	$349,175	$300,318	$1,292,098	$1,126,309
Widia	53,364	47,477	198,568	177,662
Infrastructure	243,580	217,230	877,187	754,397
Total outside sales	$646,119	$565,025	$2,367,853	$2,058,368
Sales By Geographic Region:
Americas	$318,046	$287,459	$1,150,112	$1,017,473
EMEA	193,818	168,782	727,858	629,495
Asia Pacific	134,255	108,784	489,883	411,400
Total sales by geographic region	$646,119	$565,025	$2,367,853	$2,058,368
Operating Income (Loss):
Industrial	$56,363	$20,705	$187,495	$82,842
Widia	1,885	(1,808)	4,441	(9,606)
Infrastructure	40,354	17,554	119,701	40,011
Corporate (1)	(1,043)	3,779	(4,072)	(303)
Total operating income	$97,559	$40,230	$307,565	$112,944
(1)  Represents unallocated corporate expenses.

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including: gross profit and margin; operating expense; operating expense as a percentage of sales; operating income and margin; ETR; net income attributable to Kennametal shareholders; diluted EPS; Industrial operating income and margin; Widia operating income and margin; Infrastructure operating income and margin; FOCF; EBITDA and margin; and consolidated and segment organic sales growth (all of which are non-GAAP financial measures), to the most directly comparable GAAP financial measures. Adjustments for the three months ended June 30, 2018 include: (1) restructuring and related charges and (2) effect of tax reform. Adjustments for the three months ended June 30, 2017 include restructuring and related charges. Adjustments for the twelve months ended June 30, 2018 include: (1) restructuring and related charges, (2) impact of out of period adjustment to provision for income taxes and (3) net impact of tax reform. Adjustments for the twelve months ended June 30, 2017 include: (1) restructuring and related charges and (2) Australia deferred tax valuation allowance. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.

Management believes that presentation of these non-GAAP financial measures provides useful information about the results of operations of the company for the current and past periods. Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures used by management may not be comparable to non-GAAP financial measures used by other companies. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the disclosures below.
Reconciliations to the most directly comparable GAAP financial measures for the following forward-looking non-GAAP financial measures for full fiscal year of 2019 have not been provided, including but not limited to: adjusted EPS, adjusted ETR, organic sales growth and FOCF. The most comparable GAAP financial measures are earnings per share, effective tax rate, sales growth and net cash flow from operating activities, respectively. Because the non-GAAP financial measures on a forward-looking basis are subject to uncertainty and variability as they are dependent on many factors - including, but not limited to, the effect of foreign currency exchange fluctuations, impacts from potential acquisitions or divestitures, gains or losses on the potential sale of businesses or other assets, restructuring costs, asset impairment charges, gains or losses from early extinguishment of debt, the tax impact of the items above and the impact of tax law changes or other tax matters - reconciliations to the most directly comparable forward-looking GAAP financial measures are not available without unreasonable effort.

THREE MONTHS ENDED JUNE 30, 2018 (UNAUDITED)
(in thousands, except percents)	Sales	Gross profit	Operating expense	Operating income	ETR	Net income (2)	Diluted EPS
Reported results	$646,119	$235,294	$129,022	$97,559	21.1%	$68,528	$0.83
Reported margins		36.4%	20.0%	15.1%
Restructuring and related charges(3)	—	316	(439)	5,828	(1.3)	5,671	0.07
Effect of tax reform(4)	—	—	—	—	2.3	(2,008)	(0.03)
Adjusted results	$646,119	$235,610	$128,583	$103,387	22.1%	$72,191	$0.87
Adjusted margins		36.5%	19.9%	16.0%
(2) Represents amounts attributable to Kennametal Shareholders.
(3) Net of a $5 million gain from the sale of the Infrastructure segment's Houston manufacturing facility which was previously closed as part of our legacy restructuring programs.
(4) Net benefit recorded to reflect adjustments to the provisional amounts recorded in the December and March quarters of fiscal 2018 for the application of a measure of the Tax Cuts and Jobs Act of 2017 (TCJA) requiring a one-time transition tax on previously untaxed accumulated earnings and profits of non-U.S. companies (toll tax). The toll tax charge is preliminary, and subject to finalization of the 2018 U.S. federal income tax return and applying any additional regulatory guidance issued after June 30, 2018.

THREE MONTHS ENDED JUNE 30, 2018 (UNAUDITED)
	Industrial		Widia		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income	Sales	Operating income
Reported results	$349,175	$56,363	$53,364	$1,885	$243,580	$40,354
Reported operating margin		16.1%		3.5%		16.6%
Restructuring and related charges(3)	—	8,227	—	270	—	(2,842)
Adjusted results	$349,175	$64,590	$53,364	$2,155	$243,580	$37,512
Adjusted operating margin		18.5%		4.0%		15.4%

THREE MONTHS ENDED JUNE 30, 2017 (UNAUDITED)
(in thousands, except percents)	Sales	Gross profit	Operating expense	Operating income	ETR	Net income (2)	Diluted EPS
Reported results	$565,025	$180,289	$115,359	$40,230	22.6%	$24,643	$0.30
Reported margins		31.9%	20.4%	7.1%
Restructuring and related charges	—	1,680	(697)	23,165	(5.8)	21,186	0.26
Adjusted results	$565,025	$181,969	$114,662	$63,395	16.8%	$45,829	$0.56
Adjusted margins		32.2%	20.3%	11.2%

	Industrial		Widia		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating (loss) income	Sales	Operating income
Reported results	$300,318	$20,705	$47,477	$(1,808)	$217,230	$17,554
Reported operating margin		6.9%		(3.8)%		8.1%
Restructuring and related charges	—	15,054	—	1,791	—	6,320
Adjusted results	$300,318	$35,759	$47,477	$(17)	$217,230	$23,874
Adjusted operating Margin		11.9%		—%		11.0%

TWELVE MONTHS ENDED JUNE 30, 2018 - (UNAUDITED)
(in thousands, except percents)	Sales	Operating income	Net income (2)	Diluted EPS
Reported Results	$2,367,853	$307,565	$200,180	$2.42
Reported Operating Margin		13.0%
Restructuring and related charges	—	15,875	13,470	0.16
Impact of out of period adjustment to provision for income taxes(5)	—	—	5,297	0.06
Net impact of tax reform(6)	—	—	488	0.01
Adjusted Results	$2,367,853	$323,440	$219,435	$2.65
Adjusted Operating Margin		13.7%
(5) Non-cash charge associated with the out-of-period impact of recording an adjustment to deferred tax charges associated with intra-entity product transfers.
(6) During 2018, we estimated the toll tax charge to be $81 million after available foreign tax credits. The toll tax charge consumed our entire U.S. federal net operating loss carryforward and other credit carryforwards, which represent a significant portion of our previously available deferred tax assets, and was offset by the release of the valuation allowance associated with these assets. The toll tax charge is preliminary, and subject to finalization of the 2018 U.S. federal income tax return and applying any additional regulatory guidance issued after June 30, 2018.

TWELVE MONTHS ENDED JUNE 30, 2017 - (UNAUDITED)
(in thousands, except percents)	Sales	Operating income	Net income (2)	Diluted EPS
Reported results	$2,058,368	$112,944	$49,138	$0.61
Reported operating margin		5.5%
Restructuring and related charges	—	76,229	72,656	0.89
Australia deferred tax valuation allowance	—	—	1,288	0.02
Adjusted results	$2,058,368	$189,173	$123,082	$1.52
Adjusted operating margin		9.2%

Free Operating Cash Flow (FOCF)
FOCF is a non-GAAP financial measure and is defined by the company as cash provided by operations (which is the most directly comparable GAAP financial measure) less capital expenditures plus proceeds from disposals of fixed assets. Management considers FOCF to be an important indicator of the company's cash generating capability because it better represents cash generated from operations that can be used for dividends, debt repayment, strategic initiatives (such as acquisitions) and other investing and financing activities.

FREE OPERATING CASH FLOW (UNAUDITED)	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
(in thousands)	2018	2017	2018	2017
Net cash flow from operating activities(7)	$96,718	$112,546	$277,304	$195,338
Purchases of property, plant and equipment	(42,694)	(23,923)	(171,004)	(118,018)
Proceeds from disposals of property, plant and equipment	12,162	1,171	14,358	5,023
Free operating cash flow	$66,186	$89,794	$120,658	$82,343
(7) Amounts for the three and twelve months ended June 30, 2017 have been restated to reflect adoption of FASB ASU 2016-09.

EBITDA
EBITDA is a non-GAAP financial measure and is defined as net income attributable to Kennametal (the most directly comparable GAAP measure), with interest expense, interest income, provision for income taxes, depreciation and amortization added back. Management believes that EBITDA is widely used as a measure of operating performance and is an important indicator of the company’s operational strength and performance. The measure should not be considered in isolation or as a substitute for operating income, operating cash flows or any other measure for determining liquidity that is calculated in accordance with GAAP. Additionally, Kennametal will present EBITDA on an adjusted basis. Management uses this information in reviewing operating performance.

EBITDA (UNAUDITED)	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
(in thousands)	2018	2017	2018	2017
Net income attributable to Kennametal	$68,528	$24,643	$200,180	$49,138
Add back:
Interest expense	8,233	7,367	30,081	28,842
Interest income	(1,501)	(246)	(3,042)	(1,005)
Provision for income taxes	18,778	7,494	69,981	29,895
Depreciation	24,018	22,709	94,012	91,078
Amortization of intangibles	3,640	3,912	14,668	16,578
EBITDA	$121,696	$65,879	$405,880	$214,526
Margin	18.8%	11.7%	17.1%	10.4%

Adjustments:
Restructuring and related charges	5,828	23,165	15,875	76,229
Adjusted EBITDA	$127,524	$89,044	$421,755	$290,755
Adjusted margin	19.7%	15.8%	17.8%	14.1%

Organic Sales Growth
Organic sales growth is a non-GAAP financial measure of sales growth (which is the most directly comparable GAAP measure) excluding the impacts of acquisitions(8), divestitures(9), business days(10) and foreign currency exchange(11) from year-over-year comparisons. Management believes this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. Management reports organic sales growth at the consolidated and segment levels.

ORGANIC SALES GROWTH (UNAUDITED)
THREE MONTHS ENDED JUNE 30, 2018	Industrial	Widia	Infrastructure	Total
Organic sales growth	11%	9%	9%	10%
Foreign currency exchange impact	4	2	2	3
Business days impact	1	1	1	1
Sales growth	16%	12%	12%	14%

TWELVE MONTHS ENDED JUNE 30, 2018	Total
Organic sales growth	12%
Foreign currency exchange impact	4
Business days impact	(1)
Sales growth	15%
(8) Acquisition impact is calculated by dividing current period sales attributable to acquired businesses by prior period sales.
(9) Divestiture impact is calculated by dividing prior period sales attributable to divested businesses by prior period sales.
(10) Business days impact is calculated by dividing the year-over-year change in weighted average working days (based on mix of sales by country) by prior period weighted average working days.
(11) Foreign currency exchange impact is calculated by dividing the difference between current period sales at prior period foreign exchange rates and prior period sales by prior period sales.